EXHIBIT 10.4

                                                                EXECUTION COPY


                         AGREEMENT AND PLAN OF MERGER

                          dated as of August 5, 1998

                                 by and among

                              LANDCARE USA, INC.


                            CCI ACQUISITION CORP.


                               CLEAN CUT, INC.


                                     and

                        the Stockholders named herein
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                               TABLE OF CONTENTS



                                                                          Page

1.    THE MERGER.............................................................1
      1.1   The Merger.......................................................1
      1.2   Effective Time...................................................1
      1.3   Articles of Incorporation and By-laws of Surviving Corporation...2
      1.4   Effect of Merger.................................................2
      1.5   Manner of Conversion.............................................2
      1.6   Delivery of Certificates.........................................3
      1.7   Closing..........................................................3

2.    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.....................3
      2.1   Due Organization.................................................4
      2.2   Authorization....................................................4
      2.3   Capital Stock of the Company.....................................4
      2.4   Subsidiaries.....................................................5
      2.5   Financial Statements.............................................5
      2.6   Liabilities and Obligations......................................6
      2.7   Accounts and Notes Receivable....................................6
      2.8   Permits and Intangibles..........................................6
      2.9   Environmental Matters............................................7
      2.10  Personal Property................................................7
      2.11  Significant Customers; Material Contracts and Commitments........8
      2.12  Real Property....................................................8
      2.13  Insurance.......................................................10
      2.14  Compensation; Employment Agreements; Organized Labor Matters....10
      2.15  Employee Benefit Plans..........................................10
      2.16  Conformity with Law; Litigation.................................12
      2.17  Taxes...........................................................12
      2.18  No Violations; All Required Consents Obtained...................14
      2.19  Absence of Changes..............................................14
      2.20  Powers of Attorney..............................................16
      2.21  Competing Lines of Business; Related-party Transactions.........16
      2.22  Disclosure......................................................16

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      2.23  Certain Business Practices......................................16
      2.24  No Notice to Bargaining Agents..................................16
      2.25  Notices and Consents............................................16
      2.26  Year 2000 Compliance............................................17
      2.27  Reliance Upon Oral Representations..............................17
      2.28  Software........................................................17

3.    REPRESENTATIONS OF LANDCARE AND NEWCO.................................17
      3.1   Due Organization................................................17
      3.2   Authorization...................................................18
      3.3   Capital Stock of LandCARE and Newco.............................18
      3.5   Reports; Financial Statements...................................20
      3.6   Absence of Certain Changes or Events............................20
      3.7   Absence of Litigation...........................................20
      3.8   Tax Matters; Pooling............................................21
      3.9   Vote Required...................................................21
      3.10  Newco...........................................................21

4.    DELIVERIES............................................................21
      4.1   Instruments of Transfer.........................................21
      4.2   Certificate of Merger...........................................21
      4.3   Employment Agreement............................................21
      4.4   Opinion of Counsel..............................................21
      4.5   Good Standing Certificates......................................21
      4.6   Indebtedness to Company.........................................22
      4.7   Consents........................................................22
      4.8   Resignations of Directors and Officers..........................22
      4.9   Accounting Treatment............................................22

5.    POST-CLOSING COVENANTS................................................22
      5.1   Future Cooperation; Further Assurances..........................22
      5.2   Expenses........................................................22
      5.3   Certain Agreements..............................................23
      5.4   Preparation and Filing of Tax Returns...........................23
      5.5   Stock Options...................................................24
      5.6   Stockholder Guarantees..........................................24
      5.7   Bank Indebtedness...............................................24


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6.    INDEMNIFICATION.......................................................25
      6.1   Survival of Stockholders' Representations and Warranties.  .....25
      6.2   General Indemnification by the Stockholders.....................25
      6.3   Indemnification by LandCARE.....................................26
      6.4   Third Person Claims.............................................26
      6.5   Method of Payment...............................................26
      6.6   Limitations on Indemnification..................................27
      6.7   Exclusive Remedy................................................27

7.    NONCOMPETITION........................................................27
      7.1   Prohibited Activities...........................................27
      7.2   Equitable Relief................................................28
      7.3   Reasonable Restraint............................................28
      7.4   Severability; Reformation.......................................28
      7.5   Independent Covenant............................................28

8.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION.............................29
      8.1   General.........................................................29
      8.2   Equitable Relief................................................29
      8.3   Survival........................................................29

9     INTENDED TAX AND ACCOUNTING TREATMENT
       .....................................................................29
      9.1   Tax-Free Reorganization.........................................30
      9.2   Restrictions on Resale..........................................30

10    SECURITIES LAW MATTERS................................................31
      10.1  Economic Risk; Sophistication...................................31
      10.2  Compliance with Law.............................................31

11.   GENERAL...............................................................31
      11.1  Successors and Assigns..........................................31
      11.2  Entire Agreement................................................31
      11.3  Counterparts....................................................31
      11.4  Brokers and Agents..............................................32
      11.5  Notices.........................................................32
      11.6  Governing Law...................................................33
      11.7  Survival of Representations and Warranties......................33

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      11.8  Effect of Investigation.........................................33
      11.9  Exercise of Rights and Remedies.................................33
      11.10 Time............................................................33
      11.11 Reformation and Severability....................................33
      11.12 Remedies Cumulative.............................................33
      11.13 Captions........................................................34
      11.14 Press Releases and Public Announcements.........................34
      11.15 No Third-Party Beneficiaries....................................34



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                               SCHEDULES

SCHEDULE 2.1.       Due Organization
SCHEDULE 2.4.       Subsidiaries
SCHEDULE 2.5.       Financial Statements
SCHEDULE 2.6.       Liabilities and Obligations
SCHEDULE 2.7.       Accounts and Notes Receivable
SCHEDULE 2.8.       Permits and Intangibles
SCHEDULE 2.9.       Environmental Matters
SCHEDULE 2.10.      Personal Property
SCHEDULE 2.11.      Significant Customers; Material Contracts and Commitments
SCHEDULE 2.12.      Real Property
SCHEDULE 2.13.      Insurance
SCHEDULE 2.14.      Compensation; Employment Agreements; Organized Labor Matters
SCHEDULE 2.15.      Employee Benefit Plans
SCHEDULE 2.16.      Conformity with Law; Litigation
SCHEDULE 2.18.      No Violations; No Consents Required
SCHEDULE 2.19.      Absence of Changes
SCHEDULE 2.20.      Powers of Attorney
SCHEDULE 2.21.      Competing Lines of Business; Related Party Transactions
SCHEDULE 2.25.      Notices and Consents
SCHEDULE 2.26.      Pro Forma Adjustments
SCHEDULE 4.3.       Persons Entering into Employment Agreements
SCHEDULE 4.5.       Leases
SCHEDULE 5.3.       Certain Agreements

                                    ANNEXES


Annex I     -     Certificate of Merger
Annex II    -     Form of Employment Agreement
Annex III   -     Form of Opinion of Counsel to Company and
                  Stockholders
Annex IV    -     Form of  Opinion of Counsel to LandCARE

                         AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 5, 1998 by and among LandCARE USA, Inc., a Delaware corporation ("LandCARE"), CCI Acquisition Corp., a Texas corporation ("Newco"), Clean Cut, Inc., a Texas corporation (the "Company"), and the persons listed on the signature pages of this Agreement as the stockholders of the Company (the "Stockholders"). The Stockholders are the only holders of capital stock of the Company.

      WHEREAS, the respective Boards of Directors of Newco and the Company (collectively called the "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that Newco merge with and into the Company pursuant to this Agreement and the applicable provisions of the laws of the State of Texas (the "State of Incorporation"); and

      WHEREAS, the Boards of Directors of the Constituent Corporations have approved and adopted this Agreement as a plan of reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

      WHEREAS, on the date hereof the parties are consummating the transactions described herein;


      NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:


1.    THE MERGER

      1.1 THE MERGER. On the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), Newco shall be merged with and into the Company (the "Merger") and the separate existence of Newco shall cease, all in accordance with the provisions of the law of the State of Incorporation. The Company shall be the surviving corporation in the Merger and is sometimes hereinafter called the "Surviving Corporation."

      1.2 EFFECTIVE TIME. The Merger shall become effective at such time (the "Effective Time") as a certificate of merger, in a form appropriate for filing, is filed with the Secretary of State

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(or other appropriate authority) of the State of Incorporation (the "Merger
Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the execution and delivery of this Agreement.

      1.3 ARTICLES OF INCORPORATION AND BY-LAWS OF SURVIVING CORPORATION. At the Effective Time, the Articles of Incorporation of the Company then in effect shall be the Articles of Incorporation of the Surviving Corporation, and the By-laws of Newco then in effect shall become the By-laws of the Surviving Corporation.

      1.4 EFFECT OF MERGER. At the Effective Time, the effect of the Merger shall be as provided in the law of the State of Incorporation. Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of the Company shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of Newco shall be merged with and into the Company, and the Company, as the Surviving Corporation, shall be fully vested therewith. At the Effective Time, the separate existence of Newco shall cease and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public, as well as of a private, nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all taxes, including those due and owing and those accrued, and all other choses in action, and all and every other interest of or belonging to or due to the Company and Newco shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Company and Newco; and the title to any real estate, or interest therein, whether by deed or otherwise, under the laws of the State of Incorporation vested in the Company and Newco, shall not revert or be in any way impaired by reason of the Merger. Except as otherwise provided herein, the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Company and Newco and any claim existing, or action or proceeding pending, by or against the Company or Newco may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in their place. Neither the rights of creditors nor any liens upon the property of the Company or Newco shall be impaired by the Merger, and all debts, liabilities and duties of the Company and Newco shall attach to the Surviving Corporation, and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by such Surviving Corporation.

      1.5 MANNER OF CONVERSION. The manner of converting the shares of (i) outstanding capital stock of the Company ("Company Stock") and (ii) issued and outstanding capital stock of Newco ("Newco Stock") immediately prior to the Effective Time, respectively, into shares of (x)

                                    -2-
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LandCARE Stock (as defined below) and (y) common stock of the Surviving
Corporation, respectively, shall be as follows:

      As of the Effective Time:

                  1. Each share of Company Stock issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be converted into the right to receive its pro rata interest in the aggregate consideration payable to all holders of Company Stock, which consideration shall consist solely of an aggregate of One Million Six Hundred Eighty-Eight Thousand Five Hundred Twenty-Seven (1,688,527) shares of common stock, par value $.01 per share, of LandCARE ("LandCARE Stock");
                  2. All shares of Company Stock, if any, that are held by the Company as treasury stock shall be canceled and retired, and no shares of LandCARE Stock or other consideration shall be delivered or paid in exchange therefor; and
                  3. Each share of Newco Stock issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of LandCARE, automatically be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation, which shall constitute all of the issued and outstanding shares of common stock of the Surviving Corporation, and shall be owned by LandCARE, immediately after the Effective Time.

      1.6 DELIVERY OF CERTIFICATES. At the Closing, (i) the Stockholders shall deliver to LandCARE the certificates representing the Company Stock, duly endorsed in blank by the Stockholders, or accompanied by blank stock powers, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholders' expense, affixed and canceled, and (ii) LandCARE shall cause its stock transfer agent to deliver to the Stockholders certificates representing the LandCARE Stock as described above. The Stockholders agree promptly to cure any deficiencies with respect to the endorsement of the stock certificates or other documents of conveyance with respect to such Company Stock or with respect to the stock powers accompanying any Company Stock.

      1.7 CLOSING. The transactions contemplated by this Agreement are being consummated on the date hereof, and the date hereof is sometimes herein called the "Closing Date."

2.    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

      The Stockholders jointly and severally hereby represent and warrant to LandCARE as follows:


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      2.1 DUE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Incorporation, and has all requisite power and authority to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so authorized or qualified would not have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Company (as used herein with respect to the Company, or with respect to any other person, a "Material Adverse Effect").
SCHEDULE 2.1 sets forth a list of all jurisdictions in which the Company is authorized or qualified to do business. True, complete and correct copies of the Articles of Incorporation and By-laws, each as amended, of the Company (the "Charter Documents") are all attached to SCHEDULE 2.1. The stock records of the Company, a copy of which is attached to SCHEDULE 2.1, are correct and complete in all material respects. All records of all proceedings of the Board of Directors and stockholders of the Company have been made available to LandCARE.

      2.2 AUTHORIZATION. (i) The representative of the Company executing this Agreement has the authority to enter into and bind the Company to the terms of this Agreement and (ii) the Company has the full legal right, power and authority to enter into this Agreement and the transactions contemplated hereby, all of which have been approved by the Stockholders and the Board of Directors of the Company. This Agreement has been validly executed and delivered by the Company and the Stockholders and constitutes the legal, valid and binding obligation of each of them, enforceable in accordance with its terms.

      2.3 CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists solely of 100,000 shares of common stock, par value $1.00 per share, of which 90 shares are issued and outstanding and constitute all of the issued and outstanding shares of Company Stock (the "Shares"). All of the Shares are owned of record and beneficially by the Stockholders and, except as set forth on SCHEDULE 2.3, are owned free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws governing the issuance of securities. None of the Shares were issued in violation of any preemptive rights or similar rights of any person. No option, warrant, call, conversion right or commitment of any kind exists which obligates the Company to issue any additional shares of its capital stock or obligates the Stockholders to transfer any of the Shares to any person except pursuant to this Agreement.


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      2.4 SUBSIDIARIES. Except as set forth on SCHEDULE 2.4, the Company has no subsidiaries or d/b/a names and has not conducted business under any other name except its legal name as set forth in its Charter Documents. Except as set forth in SCHEDULE 2.4, the Company does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or other business entity, and the Company is not, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

      2.5 FINANCIAL STATEMENTS. Complete and correct copies of the following financial statements are attached as SCHEDULE 2.5:

            (i) The balance sheets of the Company as of December 31, 1997 (the "Balance Sheet Date") and any related statements of operations, stockholder's equity and cash flows for the three-year period then ended, together with any related notes and schedules (the "Year-end Financial Statements"); and

            (ii) The balance sheet (the "Interim Balance Sheet") of the Company as of June 30, 1998 and the related statements of operations for the six-month period then ended (the "Interim Financial Statements"). (The Year-end Financial Statements and the Interim Financial Statements are herein collectively called the "Financial Statements".)

      Except as set forth on SCHEDULE 2.5, the Year-end Financial Statements have been prepared from the books and records of the Company in conformity with generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved ("GAAP"), and present fairly in all material respects the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby. The books of account of the Company have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

      Except as set forth on SCHEDULE 2.5, to the best knowledge of the Stockholders, the Interim Financial Statements have been prepared from the books and records of the Company in conformity with GAAP, subject to changes resulting from normal period-end adjustments for recurring accruals (which will not be material individually or in the aggregate) and to the absence of footnote disclosure and other presentation items, and present fairly in all material respects the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby. The Stockholders do not represent or warrant, and the foregoing representation shall not

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be deemed to constitute a representation or warranty, that any one or more of the accruals, reserves or other adjustments to the Interim Financial Statements made in connection with the recent review thereof are correct or appropriate; however, to the best knowledge of the Stockholders, such accruals, reserves and other adjustments, in the aggregate, are not inaccurate or inappropriate.

      2.6 LIABILITIES AND OBLIGATIONS. Except as and to the extent disclosed and adequately provided for in the Financial Statements or on SCHEDULE 2.6 hereto, the Company has no material liabilities or obligations of any kind, whether accrued, absolute, secured or unsecured, contingent or otherwise.

      2.7 ACCOUNTS AND NOTES RECEIVABLE. SCHEDULE 2.7 sets forth an accurate list of the accounts and notes receivable of the Company, as of the most recent date practicable (which date is set forth thereon), showing amounts due in 30-day aging categories. Except to the extent reflected on SCHEDULE 2.7, all such accounts, notes and other receivables were incurred in the ordinary course of business and are collectible in the amounts shown on SCHEDULE 2.7, net of reserves reflected in the balance sheet as of the Balance Sheet Date.

      2.8 PERMITS AND INTANGIBLES. The Company holds all licenses, franchises, permits and other governmental authorizations required or necessary in connection with the conduct of the Company's business, except where the failure to hold such would not have a Material Adverse Effect on the Company. SCHEDULE
2.8 sets forth an accurate list and summary description of all such licenses, franchises, permits and other governmental authorizations, including permits, titles (including licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by the Company or any of its employees (including interests in software or other technology systems, programs and intellectual property) (collectively, the "Intangible Assets") (it being understood and agreed that a list of all environmental permits and other environmental approvals is set forth on SCHEDULE 2.9). The Intangible Assets and other governmental authorizations listed on SCHEDULES 2.8 and 2.9 are valid, and the Company has not received any notice that any person intends to cancel, terminate or not renew any such Intangible Assets or other governmental authorization. The Company has conducted and is conducting its business in compliance in all material respects with the requirements, standards, criteria and conditions set forth in the Intangible Assets and other governmental authorizations listed on SCHEDULES 2.8 and 2.9 and is not in violation of any of the foregoing. Except as specifically set forth on SCHEDULE 2.8 or 2.9, the transactions contemplated by this Agreement will not result in a material default under or a material breach or material violation of, or adversely affect the rights and benefits afforded to the Company by, any such Intangible Assets or other governmental authorizations.


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      2.9 ENVIRONMENTAL MATTERS. The Company has complied with and is in compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to any of them or any of their respective properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws"), including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances (including petroleum and petroleum products) (as such terms are defined in any applicable Environmental Law) except to the extent that noncompliance with any Environmental Laws, either singly or in the aggregate, has not had and will not have a Material Adverse Effect on the Company or any of its operations. The Company has obtained and adhered to in all material respects all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes, Hazardous Materials and Hazardous Substances, a list of all of which permits and approvals is set forth on SCHEDULE 2.9, and have reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Company where Hazardous Wastes, Hazardous Materials or Hazardous Substances have been treated, stored, disposed of or otherwise handled. There have been no releases or threats of releases (as defined in Environmental Laws) by the Company and, to the knowledge of the Stockholders, by other parties, at, from, in, under or on any property owned or operated by the Company except as permitted by Environmental Laws. There is no on-site or, to the knowledge of the Stockholders, off-site location to which the Company has transported or disposed of Hazardous Wastes, Hazardous Materials or Hazardous Substances or arranged for the transportation of Hazardous Wastes, Hazardous Materials or Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Company or LandCARE for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, as amended, (iii) the Hazardous Materials Transportation Act, as amended, or (iv) comparable state or local statutes and regulations.

      2.10 PERSONAL PROPERTY. SCHEDULE 2.10 sets forth an accurate list of (a) all personal property included in "plant, property and equipment" or any similar category on the balance sheet of the Company, (b) all other personal property owned by the Company with a fair market value in excess of $10,000, and (c) all leases and material agreements with respect to personal property, copies of which have been delivered to LandCARE. SCHEDULE 2.10 indicates which assets are currently owned, or were formerly owned, by the Stockholders or any affiliate of the Company or the Stockholders. Except as set forth on SCHEDULE 2.10, (i) all material personal property used by the Company in its business is either owned by the Company or leased by the Company pursuant

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to a lease included on SCHEDULE 2.10, (ii) all of the personal property listed on SCHEDULE 2.10 is in good working order and condition, ordinary wear and tear excepted and (iii) all leases and agreements included on SCHEDULE 2.10 are in full force and effect and constitute valid and binding agreements of the Company and, to the knowledge of the Stockholders, of the other parties thereto (and their successors) in accordance with their respective terms. Except as set forth on SCHEDULE 2.10, the Company has good and marketable title to the tangible and intangible personal property it purports to own, subject to no security interest, pledge, lien, claim, conditional sales agreement, encumbrance, charge or restriction on transfer that would have a Material Adverse Effect on the Company.

      2.11 SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS. SCHEDULE
2.11 sets forth a list of (i) all customers representing 5% or more of the Company's revenues in its last full fiscal year ("Significant Customers"), and
(ii) all Material Contracts (as defined below) to which the Company is a party or by which it or any of its properties are bound. For purposes of this Agreement, the term "Material Contracts" mean any contracts between the Company and its Significant Customers, joint venture or partnership agreements, contracts with labor organizations, strategic alliances, options to purchase land and other contracts which are not terminable on 60 days or less notice and involve payments by the Company in any 12-month period in excess of $25,000. True, complete and correct copies of such agreements have been delivered to LandCARE. Except as described on SCHEDULE 2.11, (i) none of the Significant Customers have canceled or substantially reduced or, to the knowledge of the Stockholders, are currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by the Company, and
(ii) the Company has complied in all material respects with all commitments and obligations pertaining to it, and is not in material default under any contracts or agreements listed on SCHEDULE 2.11 and no notice of default under any such contract or agreement has been received. The transactions contemplated by this Agreement will not result in a material default under or a material breach or material violation of, or materially adversely affect the rights and benefits afforded to the Company by, any such contracts or agreements. SCHEDULE 2.11 also includes a summary description of all plans or projects relating to the Company's business involving the opening of new operations, expansion of existing operations, the acquisition of any property, business or assets requiring, in any event, the payment of more than $50,000 in the aggregate.

      2.12 REAL PROPERTY. SCHEDULE 2.12 includes a list of all real property owned or leased by the Company at the date hereof (the "Real Property"), and all other real property, if any, used by the Company in the conduct of its business. True, complete and correct copies of all leases and agreements with respect to Real Property leased by the Company have been delivered to LandCARE, and an indication as to which such properties, if any, are currently owned, or were formerly owned, by the Stockholders or any affiliates of the Company or the Stockholders is included in SCHEDULE

2.12. The Company has good, marketable, and indefeasible title in fee simple to the Real Property it purports to own, free and clear of all liens (except those liens that will be released at or before the Closing Date, and except for (i) liens for current taxes not yet payable and assessments not in default, (ii) easements for utilities serving the Real Property, and (iii) easements, covenants and restrictions and other exceptions to title that do not materially and adversely affect the current use of the Real Property), and no party, except as herein set forth, has or shall have any rights in, or to acquire, the Real Property. All leases relating to Real Property leased by the Company from any of the Stockholders or any affiliate of any of the Stockholders has been terminated. Except as set forth on SCHEDULE 2.12, all of such leases included on
SCHEDULE 2.12 are in full force and effect and constitute valid and binding agreements of the Company and, to the knowledge of the Stockholders, of the parties (and their successors) thereto in accordance with their respective terms. There are no leases, tenancy agreements, easements, covenants, restrictions or any other instruments, agreements or arrangements which create in or confer on any party, other than the Company, the right to occupy or possess all or any portion of the Real Property or create in or confer on any such party any right, title or interest in or to the Real Property or any portion thereof or any interest therein except where such would not have a Material Adverse Effect on the Company's use of such Real Property; no party other than the Company occupies or possesses the Real Property or any portion thereof; there is legal and adequate ingress and egress between each tract of Real Property and an adjacent (or, if none, the closest) public roadway; the Real Property is properly zoned in order to allow its current use in the Company's businesses; and there are no claims or demands pending or, to the knowledge of the Stockholders, threatened by any party against the Real Property which, if valid, would create in, or confer on, any party other than the Company, any material right, title or interest in or to the Real Property or any portion thereof. None of the buildings, structures or improvements described on
SCHEDULE 2.12, or the operation or maintenance thereof as now operated or maintained, contravenes, in any material respect, any zoning ordinance or other administrative regulation or violates any restrictive covenant or any provision of law, the effect of which would materially interfere with or prevent their continued use for the purposes for which they are now being used or would adversely affect the value thereof or the interest of the Company therein. The buildings, structures, and improvements (i) have been constructed in a good and workmanlike manner, free from material defects in workmanship and material and, to the Stockholders' knowledge, do not require any repair or replacement other than minor, routine maintenance; and (ii) have been constructed and are being occupied, maintained, and operated in compliance in all material respects with all applicable laws, regulations, insurance requirements, contracts, leases, permits, licenses, ordinances, restrictions, building setback lines, covenants, reservations, and easements, and the Company has received no notice, written or oral, claiming any violation of any of the same or requesting or requiring the performance of any repairs, alterations, or other work in order to so comply. A certificate of occupancy has been duly issued to the Company (or to the partnership from which the Company acquired the Real Property, in which case such certificate of occupancy shall be transferred to the Company as promptly as may be practicable) with regard to the improvements owned or occupied by the Company. The Stockholders have furnished to LandCARE a true and correct copy of all owner's policies of title insurance and surveys pertaining to the real property owned by the Company to the extent such exist.

      2.13 INSURANCE. SCHEDULE 2.13 sets forth an accurate list as of the date hereof of all insurance policies now carried by the Company and an accurate list of all insurance loss runs and workers compensation claims received for the past three policy years. True, complete and correct copies of all insurance policies currently in effect have been delivered to LandCARE. Such insurance policies evidence all of the insurance that the Company is required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable laws. Except as set forth on SCHEDULE 2.13, none of such policies is a "claims made" policy.

      2.14 COMPENSATION; EMPLOYMENT AGREEMENTS; ORGANIZED LABOR MATTERS.
SCHEDULE 2.14 sets forth an accurate list showing all officers, directors and key employees of the Company, listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of the Balance Sheet Date. Except as set forth on SCHEDULE 2.14, since the Balance Sheet Date, there have been no increases in the base compensation payable or any special bonuses to any officer, director, key employee or other employee.

      Except as set forth on SCHEDULE 2.14, (i) the Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union, (ii) no employees of the Company are represented by any labor union or covered by any collective bargaining agreement, (iii) to the knowledge of the Stockholders, no campaign to establish such representation is in progress and (iv) there is no pending or, to any Stockholder's knowledge, threatened, labor dispute involving the Company and any group of its employees. The Company has not experienced any labor interruptions over the past five years that have had a Material Adverse Effect on the Company.

      2.15 EMPLOYEE BENEFIT PLANS. SCHEDULE 2.15 sets forth an accurate schedule showing all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of Company, including all agreements or arrangements (other than agreements or arrangements set forth on SCHEDULE 2.14) containing "golden parachute" or other similar provisions, and deferred compensation agreements. With respect to each employee benefit plan, the Company has furnished to LandCARE true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. Except for the employee benefit plans, if any, described on SCHEDULE 2.15, the

Company does not sponsor, maintain or contribute to any plan, program, fund or arrangement that constitutes an "employee pension benefit plan," as such term is defined in Section 3(2) of ERISA, a defined benefit plan (as defined in section 3(35) of ERISA), a multiemployer plan (as defined in section 3(37)(A) of ERISA), nor does the Company have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of ERISA), or any non-qualified deferred compensation arrangement). The Company has not sponsored, maintained or contributed to any employee pension benefit plan and is not required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions of employment of any of the Company's employees other than the plans set forth on SCHEDULE 2.15.

      The Company is not now, and will not as a result of its past activities become, liable to the Pension Benefit Guaranty Corporation (the "PBGC") or to any multi employer employee pension benefit plan under the provisions of Title IV of ERISA. All employee benefit plans listed on SCHEDULE 2.15 and the administration thereof are in substantial compliance with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All accrued contribution obligations of the Company with respect to any plan listed on SCHEDULE 2.15 have either been fulfilled in their entirety or are fully reflected on the balance sheet of the Company as of the Balance Sheet Date. All plans listed on SCHEDULE 2.15 that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Code, are, and have been, so qualified and have been determined by the Internal Revenue Service to be so qualified. Except as disclosed on SCHEDULE 2.15, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries have been timely filed or distributed, and the most recent copies thereof are included as part of SCHEDULE 2.15. Neither the Stockholders, nor any plan listed in SCHEDULE 2.15 nor the Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No plan listed on SCHEDULE 2.15 has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and
Section 302(1) of ERISA; and the Company has not incurred any liability for excise tax or penalty due to the Internal Revenue Service or any liability to the PBGC. There have been no terminations, partial terminations or discontinuance of contributions to any such Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service; no plan listed on SCHEDULE 2.15 subject to the provisions of Title IV of ERISA has been terminated; there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan listed on SCHEDULE 2.15; the Company has not incurred liability under
Section 4062 of ERISA; and no circumstances exist pursuant to which the Company could have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multi employer plan or the PBGC under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than the Company that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes the Company.

      2.16 CONFORMITY WITH LAW; LITIGATION. Except as set forth on SCHEDULE 2.16, there are no claims, actions, suits or proceedings pending or, to the knowledge of the Stockholders, threatened, against or affecting the Company (as any of its officers and directors in their capacities as such), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company. Except as set forth on SCHEDULE 2.16, no notice of any unresolved claim, action, suit or proceeding, whether pending or threatened, has been received by the Company during the last five years and, to the knowledge of the Stockholders, there is no basis for any such claim, action, suit or proceeding that would have a Material Adverse Effect on the Company. Except as set forth on SCHEDULE 2.16, there are no outstanding judgments, orders, writs, injunctions or decrees against the Company. Except as set forth on SCHEDULE 2.16, the Company has conducted and now conducts its business in material compliance with all laws, regulations, writs, injunctions, decrees and orders applicable to the Company or its assets. The Company is not in violation of any material law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any of them. The Company has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including all such permits, licenses, orders and other governmental approvals set forth on SCHEDULES 2.8 and 2.9.

      2.17 TAXES. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof ("Taxing Authority"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. As used herein, the term "Company Subsidiaries" means the subsidiaries, if any, of the Company; it being understood that there may be no such subsidiaries.

      All Tax returns ("Returns") required to be filed with respect to any Tax for which any of the Company and the Company Subsidiaries (if any) is liable have been duly and timely filed with the appropriate Taxing Authority, each Tax shown to be payable on each such Return has been paid, each Tax payable by the Company or a Company Subsidiary by assessment has been timely paid in the amount assessed, and adequate reserves have been established on the consolidated books of the Company and the Company Subsidiaries for all Taxes for which any of the Company and the Company subsidiaries is liable, but the payment of which is not yet due. Neither the Company nor any Company Subsidiary is, or ever has been, liable for any Tax payable by reason of the income or property of a person or entity other than the Company or a Company Subsidiary. Each of the Company and the Company Subsidiaries has timely filed true, correct and complete declarations of estimated Tax in each jurisdiction in which any such declaration is required to be filed by it. No Liens for Taxes exist upon the assets of the Company or any Company Subsidiary except Liens for Taxes which are not yet due. Neither the Company nor any Company Subsidiary is, or ever has been, subject to Tax in any jurisdiction outside the United States. Except as set forth on
SCHEDULE 2.17, no litigation with respect to any Tax for which the Company or any Company Subsidiary is asserted to be liable is pending or, to the knowledge of the Company or any Stockholder, threatened, and no basis which the Company or any Stockholder believes to be valid exists on which any claim for any such Tax can be asserted against the Company or any Company Subsidiary. There are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Company Subsidiary and any Taxing Authority. No extension of any period during which any Tax may be assessed or collected and for which the Company or any Company Subsidiary is or may be liable has been granted to any Taxing Authority. Neither the Company nor any Company Subsidiary is or has been party to any tax allocation or sharing agreement. All amounts required to be withheld by any of the Company and the Company Subsidiaries and paid to governmental agencies for income, social security, unemployment insurance, sales, excise, use and other Taxes have been collected or withheld and paid to the proper Taxing Authority. The Company and each Company Subsidiary have made all deposits required by law to be made with respect to employees' withholding and other employment Taxes. Neither the Company nor any Stockholder is a "foreign person," as that term is referred to in Section 1445(f)(3) of the Code. The Company has not filed a consent pursuant to Section 341 (f) of the Code or any comparable provision of any other tax statute and has not agreed to have
Section 341 (f)(2) of the Code or any comparable provision of any other Tax statute apply to any disposition of an asset. The Company has not made, is not obligated to make and is not a party to any agreement that could require it to make any payment that is not deductible under Section 280G of the Code. No asset of the Company or of any Company Subsidiary is subject to any provision of applicable law which eliminates or reduces the allowance for depreciation or amortization with respect to that asset below the allowance generally available to an asset of its type. Except as previously disclosed to LandCARE, no accounting method changes of the Company or of any Company Subsidiary exist or are proposed or threatened which could give rise to an adjustment under Section 481 of the Code. The Company uses the cash method of accounting for income tax purposes, and the Company's methods of accounting have not changed in the past five years. The Company is not an investment company as defined in Section 351(e)(1) of the Code. The Company has a taxable year ended December 31 and has not made an election to retain a fiscal year other than December 31 under Section 444 of the Code. The Company is not party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.

      The Stockholders made a valid election under the provisions of Subchapter S of the Code, and the Company has not, since its formation, been subject to taxation under the provisions of Subchapter C of the Code or under Section 11 or
Section 1374 of the Code. Neither any of the Stockholders nor the Company has taken any action that terminated the Subchapter S election, which remains in effect on the date hereof.

      2.18 NO VIOLATIONS; ALL REQUIRED CONSENTS OBTAINED. The Company is not in violation of any of its Charter Documents. Neither the Company nor, to the knowledge of the Stockholders, any other party thereto is in material default under any material lease, instrument, license, permit or agreement to which the Company is a party or by which its properties are bound (the "Material Documents"). Except as set forth on SCHEDULE 2.18, (a) the execution of this Agreement by the Company and the Stockholders and the performance by the Company and the Stockholders of their obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default under any of the terms or provisions of the Material Documents or the Charter Documents, and (b) at and after the Closing Date the Company will be entitled to the rights and benefits under the Material Documents to which the Company is entitled immediately prior to the Closing. Except as set forth on SCHEDULE 2.18 (and except for consents already obtained), none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit. Except as set forth on SCHEDULE 2.18, none of the Material Documents prohibits or restricts the Company or will prevent or restrict the Company or LandCARE from freely providing services to any person.

      2.19 ABSENCE OF CHANGES. Since the Balance Sheet Date, the Company has conducted its operations in the ordinary course of business and, except as set forth on SCHEDULE 2.19, there has not been:

            (i) any change in the business, assets, liabilities or financial condition of the Company which would have a Material Adverse Effect;
            (ii) any damage, destruction or loss (whether or not covered by insurance) affecting any of the material assets of the Company or the business of the Company which would have a Material Adverse Effect;
            (iii) any change in the authorized capital of the Company or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;
            (iv) any declaration or payment of any dividend or distribution with respect to the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;
            (v) any increase or commitment to increase the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Company to any of its officers, directors, stockholders, employees, consultants or agents;
            (vi) any work interruptions, labor grievances or claims filed, or any event or condition of any character, that would have a Material Adverse Effect on the business of the Company;
            (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company to any person;
            (viii) any cancellation, or agreement to cancel, any material indebtedness or other material obligation owing to the Company;
            (ix) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;
            (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;
            (xi) any waiver of any material rights or claims of the Company;
            (xii) any amendment or termination of any contract, agreement, license, permit or other right to which the Company is a party which would have a Material Adverse Effect;
            (xiii) any contract, commitment or liability entered into or incurred or any capital expenditures made except in the normal course of business consistent with past practice in an aggregate amount not in excess of $100,000; or
            (xiv) any transaction by the Company outside the ordinary course of its business.

      2.20 POWERS OF ATTORNEY. SCHEDULE 2.20 sets forth a schedule as of the date of this Agreement of the name of each person, corporation, firm or other entity holding any general or special power of attorney from the Company and a description of the terms of each such power.

      2.21 COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS. Except as set forth on SCHEDULE 2.21, neither the Stockholders nor any other Affiliate of the Company owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is a competitor, lessor, lessee, customer or supplier of the Company. Except as set forth on SCHEDULE 2.21, no officer, director or stockholder of the Company has, nor during the period beginning January 1, 1995 through the date hereof had, any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Company's business.

      2.22 DISCLOSURE. The Stockholders have provided LandCARE with all the information that LandCARE has requested in analyzing whether to consummate the transactions contemplated hereby. None of the information so provided nor any representation or warranty of the Stockholders contained in this Agreement contains any untrue statement or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Stockholders at the date hereof which has specific application to the Company or its business or assets (other than general economic or industry conditions) which, within one year after the Closing Date, would have a Material Adverse Effect on the Company or its business or assets, or the condition (financial or otherwise) or results of operations of the Company, which has not been described in the Schedules hereto.

      2.23 CERTAIN BUSINESS PRACTICES. Neither the Company nor any person acting on behalf of the Company has given or offered anything of value to any governmental official, political party or candidate for government office nor has it or any of them otherwise taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

      2.24 NO NOTICE TO BARGAINING AGENTS. The Company has no collective bargaining agreements.

      2.25 NOTICES AND CONSENTS. Except as set forth on SCHEDULE 2.25, no material agreement to which the Company is a party requires the Company to either give notices to third parties or obtain any third party consents in order to consummate the transactions contemplated hereby.

      2.26 YEAR 2000 COMPLIANCE. The properties and assets of the Company, including, but not limited to, computer hardware, microprocessor driven equipment, software and data, owned or used by the Company will accurately process in all material respects date and time data after December 31, 1999, and the Company will suffer no material loss of functional ability when processing dates and related data outside the 1900-1999 year range.

      2.27 RELIANCE UPON ORAL REPRESENTATIONS. The Company and the Stockholders each represent and warrant: (a) that each has been fully informed by his or its legal counsel and by his or its own independent judgment of the terms, conditions and effects of this Agreement; (b) that each has been represented by independent legal counsel of his or its choice throughout all negotiations preceding the execution of this Agreement and has received the advice of his or its attorney in entering into this Agreement; (c) that each, both personally and through his or its independently- retained attorneys, is fully satisfied with the terms and effects of this Agreement; (d) that no promise or inducement has been offered or made to him or it except as expressly stated in this Agreement; and (e) that this Agreement is executed without reliance on any oral statement or oral representation by any other party or any other party's agent or attorney.

      2.28 SOFTWARE. The Stockholders have delivered to the Company all right, title and interest in the software owned by the Stockholders or an affiliate of the Stockholders so that the Company shall be entitled to use such software perpetually at no cost whatsoever. LandCare and the Company understand that vendors may offer upgrades to such software from time to time, and that the Company may elect to acquire such upgrades at the Company's expense.


3.    REPRESENTATIONS OF LANDCARE AND NEWCO

      Each of LandCARE and Newco represents and warrants as follows:

      3.1 DUE ORGANIZATION. Each of LandCARE and Newco is a corporation duly organized, validly existing and in good standing under the laws of Delaware and the State of Incorporation, respectively, and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each of LandCARE and Newco is duly qualified and is in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so authorized or qualified would not have a Material Adverse Effect on LandCARE.

      3.2 AUTHORIZATION. (i) The representatives of each of LandCARE and Newco executing this Agreement has the authority to enter into and bind each of LandCARE and Newco, respectively, to the terms of this Agreement and (ii) each of LandCARE and Newco has the full legal right, power and authority to enter into this Agreement and the transactions contemplated hereby, all of which have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of either of LandCARE or Newco is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been validly executed and delivered by each of LandCARE and Newco and constitutes the legal, valid and binding obligation of each of the them, enforceable in accordance with its terms.


      3.3   CAPITAL STOCK OF LANDCARE AND NEWCO.

      (a) The authorized capital stock of LANDCARE consists solely of 107,000,000 shares of capital stock, including (i) 100,000,000 shares of LandCARE Stock, of which, as of July 14, 1998, 13,381,943 shares were issued and outstanding and constituted all of the issued and outstanding shares of LandCARE Common Stock; (ii) 2,000,000 shares of Restricted Voting Common Stock, of which, as of July 14, 1998, 1,296,408 shares were issued and outstanding and are included in the 13,381,943 figure set forth above, and (iii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. The outstanding shares of capital stock of LandCARE are duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of (nor are any of the authorized shares of capital stock of LandCARE subject to) any preemptive or similar rights created by statute, the charter or bylaws of LandCARE, or any agreement to which LandCARE is a party or bound. LandCARE owns all the outstanding capital stock of Newco and all of the outstanding capital stock of each of its subsidiaries, free and clear of all security interests, liens, claims, pledges, agreements, charges or other encumbrances of any nature whatsoever.

            (b) Except pursuant to the LandCARE Option Plans (collectively, the "LandCARE Option Plans"), or as set forth in or contemplated by the SEC Reports (as defined below), as of July 31, 1998 there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which LandCARE is a party relating to the issued or unissued capital stock of LandCARE or obligating LandCARE to grant, issue or sell any shares of its capital stock, by sale, lease, license or otherwise. As contemplated by the SEC Reports, LandCare is a party to a number of letters of intent relating to potential transactions involving potential issuances of capital stock of LandCare, and may be a party to one or more definitive agreements relating to such potential transactions, any or all of which may involve LandCare's intention, whether or not reduced to binding commitments, to issue shares of capital stock of LandCare or to grant options to acquire shares of capital stock of

LandCare. Except as set forth in the SEC Reports (as defined below), there are no obligations, contingent or otherwise, of LandCARE to repurchase, redeem or otherwise acquire any of either of their shares of stock. There are no voting trusts, proxies or other agreements or understandings to which LandCARE is a party or by which LandCARE is bound with respect to the voting of any shares of its capital stock.

            (c) The shares of LandCARE Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, LandCARE's charter or bylaws or any agreement to which LandCARE is a party or is bound.

            (d) The shares of LandCARE Stock to be issued in the Merger will be at the Effective Time, approved for listing on the New York Stock Exchange ("NYSE") and duly registered or qualified under federal and applicable state securities laws.


      3.4   NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

            (a) The execution and delivery of this Agreement by each of LandCARE and Newco does not, and the consummation by LandCARE and Newco of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, in each case as amended or restated, of LandCARE or any of LandCARE's subsidiaries, (ii) conflict with or violate any laws, regulations, or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over and applicable to LandCARE or any of LandCARE's subsidiaries or by which any of their properties is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of LandCARE or any of LandCARE's subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which LandCARE or any of LandCARE's subsidiaries is a party or by or to which LandCARE or any of LandCARE's subsidiaries or any of their respective properties is bound or subject, except in the case of clauses
(ii) and (iii) above, any conflict, violation, breach, default, lien or encumbrance that would not have a Material Adverse Effect on LandCARE or any of its operations.

            (b) The execution and delivery of this Agreement by each of LandCARE and Newco does not, and the consummation of the transactions contemplated hereby will not, require LandCARE or any of its subsidiaries to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any federal, state, municipal or other governmental entity, except for the filing and recordation of appropriate merger documents as required by the State of Texas, any filings that may be required as a result of the legal or regulatory status of LandCARE or Newco, consents already obtained, and any consent, license, permit, approval, authorization, order, filing or notification that if not obtained or made would not have a Material Adverse Effect.


      3.5 REPORTS; FINANCIAL STATEMENTS. LandCARE and its subsidiaries have filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including, without limitation, (i) all filings made in connection with its initial public offering, the Registration Statement No. 333-58487 on Form S-1 (the "Shelf S-1"), or otherwise, (ii) all Annual Reports on Form l0-K, (iii) all Quarterly Reports on Form 10-Q, (iv) all proxy statements relating to meetings of stockholders (whether annual or special), and (v) all Current Reports on Form 8-K (collectively, the "SEC Reports"). LandCARE has made available to the Company complete and correct copies of all SEC Reports filed by LandCARE. The SEC Reports, (x) were prepared, as of the time they were filed, in all material respects in accordance with the requirements of applicable laws and regulations and (y) did not at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the SEC Reports or as contemplated by this Agreement, (a) neither LandCARE nor any of its subsidiaries has any liabilities or obligations of any kind which would have a Material Adverse Effect on LandCARE or any of its operations and (b) since May 6, 1998, there has not been any Material Adverse Effect on LandCARE or any of its operations.


      3.7 ABSENCE OF LITIGATION. Except as set forth in the SEC Reports, there are no claims, actions, suits, or proceedings pending, or, to the knowledge of LandCARE, threatened, against or affecting LandCARE (or any of its officers or directors in their capacities as such), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over LandCARE that would have a Material Adverse Effect on LandCARE or any of its operations.

      3.8 TAX MATTERS; POOLING. None of LandCARE nor any of its subsidiaries has knowingly taken or agreed to take any action that would prevent the Merger (a) from constituting a reorganization qualifying under the provisions of section 368(a) of the Code or (b) from being treated as a pooling transaction for financial accounting purposes.

      3.9 VOTE REQUIRED. No vote of the holders of any class or series of LandCARE capital stock is required to approve the Merger and adopt this Agreement. LandCARE, as the sole stockholder of Newco, has approved the Merger and adopted this Agreement.

      3.10 NEWCO. Except for liabilities incurred in connection with its organization, the Merger and the negotiation and consummation of the transactions contemplated by this Agreement, Newco has not incurred any liabilities or obligations of any kind nor engaged in any material business activities or entered into any material agreement or arrangements.

4.    DELIVERIES

      4.1 INSTRUMENTS OF TRANSFER. The Stockholders are delivering to LandCARE certificates representing all of the Shares, duly endorsed (or accompanied by duly executed stock powers).

      4.2 CERTIFICATE OF MERGER. The appropriate parties hereto are executing and delivering for filing with the appropriate authorities a certificate of merger for purposes of effecting the Merger in the form of Annex I.

      4.3 EMPLOYMENT AGREEMENT. The Company and the persons identified in
SCHEDULE 4.3 are entering into Employment Agreements in the form of Annex II.

      4.4 OPINION OF COUNSEL. Counsel to the Company and the Stockholders is delivering an opinion to LandCARE dated the date hereof in the form attached hereto as Annex III. Counsel to LandCARE is delivering an opinion to the Stockholders dated the date hereof in the form attached hereto as Annex IV.

      4.5 GOOD STANDING CERTIFICATES. The Stockholders are delivering to LandCARE certificates, dated as of a date no earlier than ten days prior to the date hereof, duly issued by the appropriate governmental authority in the State of Incorporation and in each state in which the Company is authorized to do business, showing the Company to be in good standing and authorized to do business therein.

      4.6 INDEBTEDNESS TO COMPANY. The Stockholders and their Affiliates are repaying any outstanding indebtedness they may have to the Company.

      4.7 CONSENTS. The Stockholders are delivering to LandCARE copies of any third party consents required in connection with the consummation of the transactions contemplated hereby.

      4.8 RESIGNATIONS OF DIRECTORS AND OFFICERS. The Stockholders are delivering to LandCARE the resignations of such directors and officers of the Company as have been requested by LandCARE.

      4.9 ACCOUNTING TREATMENT. LandCARE is receiving advice from its independent accountants that the transactions contemplated hereby may be accounted for by LandCARE as a pooling of interests.


5.    POST-CLOSING COVENANTS

      The parties to this Agreement further covenant and agree as follows:

      5.1 FUTURE COOPERATION; FURTHER ASSURANCES. The Stockholders, the Company and LandCARE shall each deliver or cause to be delivered to the other following the date hereof such additional instruments as the other may reasonably request for the purpose of effecting the Merger and fully carrying out the intent of this Agreement. LandCARE shall provide the Stockholders reasonable access to the books and records of the Company after the Closing Date for purposes of tax compliance and any other reasonable purpose.

      5.2 EXPENSES. LandCARE will pay the fees, expenses and disbursements of LandCARE and its agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement. The Company will pay the fees, expenses and disbursements of the Stockholders and their agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement. The Stockholders shall pay any sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") imposed in connection with the Merger. The Stockholders shall file all necessary documentation and returns with respect to such Transfer Taxes. In addition, the Stockholders acknowledge that the Stockholders, and not the Company or LandCARE, will pay all taxes (income or otherwise), if any, due upon receipt of the consideration payable pursuant to this Agreement.

      5.3 CERTAIN AGREEMENTS. Upon the request of LandCARE at any time after the Closing, the Stockholders and the Company shall terminate any existing agreements to which the Company and any of the Stockholders or any of their affiliates are parties, except for this Agreement and the agreements set forth on SCHEDULE 5.3.

      5.4   PREPARATION AND FILING OF TAX RETURNS.

            (a) The Stockholders shall file or cause to be filed all Tax Returns for all taxable periods that end on or before the Closing Date, but in each case only after LandCARE has reviewed such filings and consented thereto. The Stockholders shall pay all Tax liabilities for all periods ending on or prior to the Closing Date.
            (b) LandCARE shall file or cause to be filed all Tax Returns for all taxable periods ending after the Closing Date.
            (c) LandCARE will prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for taxable periods which begin before the Closing Date and end after the Closing Date. The Stockholders will pay to the Company within 15 days of the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date. For purposes of this section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date will (x) in the case of any Taxes other than Taxes measured with respect to income (whether or not denominated income taxes), be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax measured with respect to income (whether or not denominated an income tax), be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. For purposes of this section, in the case of any Tax credit relating to a taxable period that begins before and ends after the Closing Date, the portion of such Tax credit which relates to the portion of such taxable period ending on the Closing Date will be the amount which bears the same relationship to the total amount of such Tax credit as the amount of Taxes described in (y) above bears to the total amount of Taxes for such taxable period. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with prior practice of the Company.
            (d) Any Tax refunds that are received by LandCARE or the Company relating to any Tax period of the Company ending on or prior to the Closing Date will belong to the Stockholders. The LandCARE and the Company agree to promptly pay the Stockholders any refunds received by LandCARE or the Company that belong to the Stockholders pursuant to the preceding sentence.

            (e) Each party hereto shall, and shall cause its subsidiaries and affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Tax Returns, amended Tax Returns or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file tax returns pursuant to this Agreement shall bear all costs of filing such tax returns.

      5.5 STOCK OPTIONS. The Compensation Committee of the Board of Directors of LandCARE has approved the grant of a pool of stock options to purchase an aggregate of 168,852 shares of LandCARE Stock, which stock options are to be granted to certain key management and supervisory employees of the Company in increments of not less than 500 shares. The Stockholder hereby covenants and agrees to provide to LandCARE the allocation of such options among such key management and supervisory employees of the Company as soon as reasonably practicable after the Closing, and LandCARE hereby covenants and agrees to recommend the approval of the specific allocated stock option grants to the Compensation Committee of its Board of Directors. The options shall be issued pursuant to the LandCare 1998 Long-Term Incentive Plan; the date of grant shall be the date hereof; and the options shall have exercise prices per share of LandCare common stock covered thereby equal to the fair market value of such shares at the date of grant. LandCare has filed or will file a Registration Statement on Form S-8 relating to such options.

      5.6 STOCKHOLDER GUARANTEES Notwithstanding anything else herein, LandCARE agrees to hold harmless and to indemnify each of the Stockholders or their affiliates from any loss, damage, claim, liability or obligation arising from any guarantee (personal or otherwise) by either of the Stockholders of any liability or obligation of the Company (contingent or otherwise), and agrees to cause the unconditional release of the Stockholders and their affiliates from such guarantees and all the obligations thereunder within ninety (90) days after the Effective Time. The obligations of LandCare under this Section 5.6 shall not be subject to the limitations set forth in Section 6.6 of this Agreement, and shall survive the consummation of the transactions contemplated hereby.

      5.7 BANK INDEBTEDNESS. The Stockholders hereby represent to LandCare that the aggregate outstanding balance of the Company's indebtedness to NationsBank as of July 31, 1998 was not more than $1,678,000 (the "NationsBank Debt"). As promptly as practicable after the

Closing, and in any case within three business days after Closing, LandCare shall cause the Company to repay the NationsBank Debt, plus any and all costs, expenses and fees associated with the termination of such credit facility, and shall cause the prompt release of any and all liens and guaranties securing such debt.


6.    INDEMNIFICATION

      The Stockholders and LandCARE each make the following covenants that are applicable to them, respectively:

      6.1 SURVIVAL OF STOCKHOLDERS' REPRESENTATIONS AND WARRANTIES.

            (a) The representations and warranties of the Stockholders made in this Agreement shall survive the Closing for a period of one year following the Closing Date; provided, however, that representations and warranties and indemnification provisions with respect to which a claim is made within the applicable survival period shall survive until such claim is finally determined and paid or resolved.

            (b) The representations and warranties of LandCARE made in this Agreement shall survive the Closing for a period of one year following the Closing Date; provided, however, that representations and warranties with respect to which a claim is made within such one-year period shall survive until such claim is finally determined and paid or resolved.

            (c) The date on which a representation or warranty expires as provided herein is herein called the "Expiration Date." No claim for indemnification may be made with respect to a representation or warranty after the Expiration Date, other than claims based on actual fraud.

      6.2 GENERAL INDEMNIFICATION BY THE STOCKHOLDERS. The Stockholders covenant and agree that they will indemnify, defend, protect, and hold harmless the Surviving Corporation, LandCARE and its subsidiaries and all of their officers, directors, employees, stockholders, agents, representatives and affiliates at all times from and after the date of this Agreement until the Expiration Date from and against all claims, damages actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such indemnified person as a result of or incident to (i) any breach of any representation or warranty of the Stockholders set forth herein, and (ii) any breach or nonfulfillment of any covenant or agreement by the Company or the Stockholders under this Agreement.

      LandCARE and Newco acknowledge and agree that other than the representations and warranties of the Stockholders specifically contained in this Agreement, there are no representations or warranties of the Stockholders, either express or implied, with respect to the transactions contemplated by this Agreement, the Company or its assets, liabilities and business.

      6.3 INDEMNIFICATION BY LANDCARE. LandCARE covenants and agrees that it will indemnify, defend, protect and hold harmless the Stockholders and all of their agents, representatives and affiliates at all times from and after the date of this Agreement until the Expiration Date from and against all Damages incurred by such indemnified person as a result of or incidental to (i) any breach of any representation or warranty of LandCARE set forth herein; and (ii) any breach or nonfulfillment of any covenant or agreement by LandCARE under this Agreement.

      6.4 THIRD PERSON CLAIMS. Promptly after any party hereto (the "Indemnified Party") has received written notice of or has actual knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person that may give rise to a right of indemnification hereunder, such Indemnified Party shall give to the party obligated to provide indemnification hereunder (an "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not relieve such Indemnifying Party from liability under this Section with respect to such claim, action or proceeding, except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. The Indemnifying Party (at its own expense) shall have the right and shall be given the opportunity to associate with the Indemnified Party in the defense of such claim, suit or proceedings, and may select counsel for the Indemnified Party, such counsel to be reasonably satisfactory to the Indemnified Party. The Indemnified Party shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. All settlements hereunder shall effect a complete release of the Indemnified Party, unless the Indemnified Party otherwise agrees in writing. The parties hereto will make appropriate adjustments for insurance proceeds and tax benefits in determining the amount of any Damages.

      6.5 METHOD OF PAYMENT. Any indemnity obligation LandCare is required to make hereunder shall be paid in LandCARE Stock valued at $9.00 per share. Any indemnity obligation the Stockholders are required to make hereunder may be paid either in cash or in shares of LandCare Stock. In the event the Stockholders are required to make any such indemnification payment, and elect to make such payment in LandCare Stock, such LandCare Stock shall be valued based on the average of the closing prices of LandCare Stock on the New York Stock Exchange for the 60 trading days ending ten days prior to the date such payment is to be made, unless the parties otherwise agree.

      6.6 LIMITATIONS ON INDEMNIFICATION. LandCARE and the other persons or entities indemnified pursuant to this Section shall not assert any claim for indemnification hereunder against the Stockholders until such time as the aggregate of all claims which such persons may have against such the Stockholders shall exceed $150,000 (the "Indemnification Threshold") and then only to the extent that such claims exceed the Indemnification Threshold. The Stockholders shall not assert any claim for indemnification hereunder against LandCARE until such time as the aggregate of all claims which the Stockholders may have against LandCARE shall exceed the Indemnification Threshold and then only to the extent that such claims exceed the Indemnification Threshold. The aggregate liability of the Stockholders under this Article 6 shall not exceed $1,500,000 (the "Liability Limit"); the aggregate liability of LANDCARE hereunder shall not exceed the Liability Limit.

      6.7 EXCLUSIVE REMEDY. The indemnification provided for in this Section 6 shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party with respect to the matters set forth herein except in cases of actual fraud.

7.    NONCOMPETITION

      7.1 PROHIBITED ACTIVITIES. (a) Except on behalf of LandCARE or its affiliates (including the Company), the Stockholders will not, for a period of five years following the Closing Date, for any reason whatsoever, directly or indirectly, for themselves or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

            (i) own, manage, operate, join, control, consult or advise (whether or not compensated for such consultation or advice), or participate in, or render assistance to, or derive any benefit whatever from, any business offering services or products in direct competition with the Company within 100 miles of where the Company conducted business at any time within one year prior to the Closing Date (the "Territory");
            (ii) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a sales or managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business offering services or products in direct competition with the Company or LandCARE within the Territory;
            (iii) call upon any person who is, at that time, an employee of LandCARE or any of its subsidiaries (including the Company) for the purpose or with the intent of enticing such employee away from or out of the employ of LandCARE or any of its subsidiaries (including the Company);
            (iv) call upon any person or entity which is, at that time, or which has been, within one year prior to the Closing Date, a customer of LandCARE or any of its subsidiaries

      (including the Company) for the purpose of soliciting or selling products or services in direct competition with LandCARE or any of its subsidiaries (including the Company) within the Territory.

      Notwithstanding the above, the foregoing covenants shall not be deemed to prohibit any Stockholder from acquiring as a passive investor with no involvement in the operations or management of the business, not more than one percent (2%) of the capital stock of a competing business whose stock is publicly traded on a national securities exchange or over-the-counter market.

      The provisions of this Section are independent of the noncompetition provisions contained in any consulting or employment agreement to which any Stockholder may be or may become a party in connection with the transactions contemplated hereby. All such provisions are intended to be observed and enforced in accordance with their terms.

      7.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses to LandCARE as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to LandCARE for which it would have no other adequate remedy, the Stockholders agree that the foregoing covenant may be enforced by LandCARE in the event of breach by such Stockholders, by injunctions, restraining orders and other equitable actions.

      7.3 REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this Section impose a reasonable restraint on the Stockholders.

      7.4 SEVERABILITY; REFORMATION. The covenants in this Section are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

      7.5 INDEPENDENT COVENANT. The Stockholders acknowledge that their covenants set forth in this Section are material conditions to LandCARE's willingness to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All of the covenants in this Section shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against LandCARE or any subsidiary thereof, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by LandCARE of such covenants. It is specifically agreed that the period of five years stated at the beginning of this Section, during which the agreements and covenants of the

Stockholders made in this Section shall be effective, shall be computed by excluding from such computation any time during which any such Stockholder is in violation of any provision of this Section. The covenants contained in Section shall not be affected by any breach of any other provision hereof by any party hereto.

8.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION

      8.1 GENERAL. The Stockholders recognize and acknowledge that they have had access to certain customer lists, confidential information of the Company, such as operational policies, pricing and cost policies, and other information, that will be valuable, special and unique assets of the Company and LandCARE after the Closing Date. The Stockholders agree that they will not disclose such confidential information, or any confidential information of the Company or LandCARE to which they may have access in the future, to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of LandCARE, (b) following the Closing, such information may be disclosed by any Stockholder as may be required in the course of performing his duties for the Company and (c) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section, unless (i) such information becomes known to the public generally through no fault of the Stockholder, or (ii) disclosure is required by law or the order of any governmental authority, provided, that prior to disclosing any information pursuant to this clause (ii), the Stockholders shall give prior written notice thereof to LandCARE and provide LandCARE with reasonable opportunity to contest such disclosure. In the event of a breach or threatened breach by any Stockholder of the provisions of this Section, LandCARE shall be entitled to injunctive or other equitable relief restraining such Stockholder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting LandCARE from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

      8.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which LandCARE would have no other adequate remedy, the Stockholders agree that the foregoing covenants may be enforced against them by injunctions, restraining orders and other appropriate equitable relief.

      8.3 SURVIVAL. The obligations of the parties under this Section shall survive the termination of this Agreement.

9     INTENDED TAX AND ACCOUNTING TREATMENT

      9.1 TAX-FREE REORGANIZATION. The parties are entering into this Agreement with the intention that the Merger qualify as a tax-free reorganization for federal income tax purposes, except to the extent of any "boot" received, and the Stockholders will not take any actions that disqualify the Merger for such treatment. The Stockholders represent, warrant and covenant that:

            (i) the Company operates at least one historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Reg. 1.368-1(d) under the Code; and
            (ii) the Company will hold "substantially all of its properties" within the meaning of Section 368(a)(2)(D) of the Code (that is, after the Closing, the Company will hold at least 90% of the fair market value of the net assets and at least 70% of the gross assets held by the Company immediately prior to the Closing). For purposes of the preceding sentence, amounts paid by the Company to dissenters, amounts paid by the Company to shareholders who receive cash or other property and the Company assets used to pay its reorganization expenses and all redemptions and distributions (except for normal dividends) made by the Company immediately preceding the Closing, pursuant to this Agreement or otherwise as part of the plan of Merger provided for herein, will be included as assets of the Company held immediately prior to the Merger.

      9.2 RESTRICTIONS ON RESALE. (a) LandCARE has informed the Stockholders that it intends to account for the transactions contemplated by this Agreement as a pooling of interests. LandCARE has also informed the Stockholders that its ability to account for the transactions contemplated hereby as a pooling of interests was a material factor considered by LandCARE in its decision to enter into this Agreement. Therefore, pursuant to the rules of the Securities and Exchange Commission relating to pooling of interests transactions, prior to the publication and dissemination by LandCARE of consolidated financial results which include results of the combined operations of the Company and LandCARE for at least thirty days on a consolidated basis following the Effective Time (the "Publication"), the Stockholders shall not sell, offer to sell or otherwise transfer or dispose of, any shares of the LandCARE Stock received by Stockholders, engage in put, call, short-sale, straddle or similar transactions, or in any other way reduce the Stockholders' risk of owning shares of LandCARE Stock; provided, however, that this restriction shall not prohibit the Stockholders from pledging any such shares to secure full-recourse indebtedness. The certificates evidencing the LandCARE Stock to be received by the Stockholders will bear a legend stating:

      THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT, PRIOR TO THE PUBLICATION AND DISSEMINATION OF FINANCIAL STATEMENTS BY THE ISSUER WHICH INCLUDE THE RESULTS OF AT LEAST THIRTY (30) DAYS OF COMBINED OPERATIONS OF THE ISSUER AND THE COMPANY ACQUIRED BY THE

      ISSUER IN THE TRANSACTION IN WHICH THE SHARES REPRESENTED HEREBY WERE ISSUED. THE FOREGOING RESTRICTION SHALL NOT PREVENT OR RESTRICT THE HOLDER HEREOF FROM PLEDGING THE SHARES REPRESENTED HEREBY TO SECURE FULL-RECOURSE INDEBTEDNESS OF THE HOLDER HEREOF.

      (b) LandCARE shall cause the Publication to occur no later than November 14, 1998.

10    SECURITIES LAW MATTERS

      10.1 ECONOMIC RISK; SOPHISTICATION. Each Stockholder acknowledges and confirms that he or she has received and reviewed a Shelf S-1 from LandCARE relating to his or her acquisition of shares of LandCARE Stock hereunder.

      10.2 COMPLIANCE WITH LAW. Each Stockholder covenants that none of the LandCARE Stock acquired by such Stockholder hereunder will be offered, sold, assigned, hypothecated, transferred or otherwise disposed of by such Stockholder except in full compliance with all applicable securities laws.


11.   GENERAL

      11.1 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of LandCARE, and the heirs and legal representatives of the Stockholders.

      11.2 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, the Company and LandCARE, and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto, enforceable in accordance with its terms, and may be modified or amended only by a written instrument executed by the parties hereto.

      11.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The signatures to this Agreement need not all be on a single copy of this Agreement, and may be facsimiles rather than originals, and shall be fully as effective as though all signatures were originals on the same copy.

      11.4 BROKERS AND AGENTS. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

      11.5 NOTICES. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party, or by facsimile, as follows:

            If to LandCARE, addressed to it at:

                  LandCARE USA, Inc.
                  5850 San Felipe, Suite 500
                  Houston, Texas  77057
                  Attn: General Counsel
                  Facsimile No. (713) 965-0343

            If to the Company, addressed to it at:

                  Clean Cut, Inc.
                  8711 Burnett Road, Suite F73
                  Austin, Texas 78757
                  Facsimile No.  512-452-2378
                  Attention: President

            With a copy to:

                  Hughes & Luce, L.L.P.
                  1717 Main Street
                  Suite 2800
                  Dallas, Texas 75201
                  Attention: James E. Cahill, III
                  Facsimile No. 214-939-5849

            If to the Stockholders, addressed to them at the Company's address, or to such other address as any party hereto shall specify pursuant to this Section from time to time.

      11.6 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Texas without regard to its principles governing conflicts of laws.

      11.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements of the parties made herein and at the time of the Closing or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties until the Expiration Date or as otherwise provided herein.

      11.8 EFFECT OF INVESTIGATION. No investigation by the parties hereto in connection with this Agreement or otherwise shall affect the representations and warranties of the parties contained herein or in any certificate or other document delivered in connection herewith and each such representation and warranty shall survive such investigation.

      11.9 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

      11.10 TIME.  Time is of the essence with respect to this Agreement.

      11.11 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      11.12 REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

      11.13 CAPTIONS. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

      11.14 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

      11.15 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns, except as set forth in Section 6 of this Agreement. The Stockholders are hereby authorized to institute and maintain any legal action or proceeding they deem necessary in the event LandCare fails to grant the stock options contemplated by Section 5.5 hereof.


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
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    LANDCARE USA, INC.



                                    By: /s/ WILLIAM L. FIEDLER
                                        Name: WILLIAM L. FIEDLER
                                        Title:  Sr. Vice President


                                    CCI ACQUISITION CORP.



                                    By: /s/ WILLIAM L. FIEDLER
                                        Name: WILLIAM L. FIEDLER
                                        Title: President



                                    CLEAN CUT, INC.


                                    By: /s/ REX GORE
                                       Name: REX GORE
                                        Title: President

                 Stockholders and Spouses:



Spouse, if applicable:



                                    /s/ DENNIS DAUTEL
/s/ CINDY DAUTEL                       Dennis Dautel
    CINDY DAUTEL


                                    /s/ REX GORE
/s/ DEBRA GORE                         Rex Gore
    DEBRA GORE